Exhibit (a)(1)(iii)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

ALLIANCE ONE INTERNATIONAL, INC.

Offer to Purchase for Cash Relating to

Any and All of its Outstanding

5  1/2% Convertible Senior Subordinated Notes due 2014

(CUSIP No. 018772AQ6)

Pursuant to the Offer to Purchase dated July 17, 2013

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 16, 2013, UNLESS EXTENDED AS DESCRIBED IN THE OFFER TO PURCHASE (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. REGISTERED HOLDERS (EACH, A “HOLDER” AND COLLECTIVELY, THE “HOLDERS”) OF THE CONVERTIBLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR CONVERTIBLE NOTES AT OR PRIOR TO THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). TENDERED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

To The Depository Trust Company Participants:

Alliance One International, Inc., a Virginia corporation (“Alliance One”), is making an offer (the “Offer”) to purchase for cash any and all of its outstanding 5  1/2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”), on the terms and subject to the conditions set forth in its Offer to Purchase dated July 17, 2013 (as the same may be amended or supplemented, the “Offer to Purchase”) and in the related Letter of Transmittal (as the same may be amended or supplemented, the “Letter of Transmittal”). Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Offer to Purchase.

The Purchase Price offered in respect of the purchase of Convertible Notes is an amount, paid in cash, equal to $1,030 per $1,000 principal amount of Convertible Notes validly tendered and accepted for purchase (the “Purchase Price”), plus accrued and unpaid interest on such Convertible Notes, if any, up to, but not including, the payment date. The payment date for Convertible Notes validly tendered and not validly withdrawn in the Offer will be promptly after the Expiration Time. It is expected that the payment date for the Offer will be one business day after the Expiration Time.

Only Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time will be accepted for purchase. Convertible Notes will be accepted for purchase only in principal amounts of $1,000 or an integral multiple thereof.

The Offer is subject to certain conditions. See “Conditions to the Offer” in the Offer to Purchase.

Alliance One is requesting that you contact your clients for whom you hold Convertible Notes through your account with the Depository Trust Company (“DTC”) regarding the Offer. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the Offer to Purchase;

2.	the Letter of Transmittal for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Convertible Notes), together with the accompanying Internal Revenue Service Substitute Form W-9; and

3.	a printed form of letter that you may use to send to your clients for whom you hold Convertible Notes through your DTC account, which includes a form that may be sent from your clients to you with their instructions with regards to the Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. Please note that the Offer will expire at midnight, New York City time, at the end of August 16, 2013, unless extended or earlier terminated by Alliance One.

To participate in the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message through the automated tender offer program (“ATOP”) of DTC in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Information Agent and Tender Agent, and the book-entry transfer procedures should be complied with, all in accordance with the Offer to Purchase and the instructions set forth in the Letter of Transmittal.

There are no guaranteed delivery provisions provided for by Alliance One in conjunction with the Offer. Holders must tender their Convertible Notes in accordance with the procedures set forth in the Offer to Purchase under the heading “Procedures for Tendering and Withdrawing Convertible Notes.”

Alliance One will not pay any fees or commissions to any dealer, broker or other person (other than fees to the Dealer Manager and the Information Agent and Tender Agent, as described in the Offer to Purchase) for soliciting tenders of Convertible Notes pursuant to the Offer. However, Alliance One will, upon request, reimburse you for reasonable expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent and Tender Agent or the Dealer Manager for the Offer, at their respective addresses and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent and Tender Agent at the address and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase.

None of Alliance One, the Dealer Manager or the Information Agent and Tender Agent makes any recommendation in connection with the Offer. Alliance One has not authorized any person to make any such recommendation. Each Holder should carefully evaluate all information in the Offer to Purchase and Letter of Transmittal, consult its own attorney, business advisor and tax advisor, and make its own decision whether to tender its Convertible Notes in the Offer and, if so, the amount of Convertible Notes to tender.

Very truly yours,

ALLIANCE ONE INTERNATIONAL, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL ESTABLISH YOU AS THE AGENT OF ALLIANCE ONE, THE DEALER MANAGER OR THE INFORMATION AGENT AND TENDER AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY MADE THEREIN.

THE OFFER IS NOT BEING MADE TO, AND TENDERS OF CONVERTIBLE NOTES WILL NOT BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR THE ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

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